Exhibit 99.1

Contact:	Robert Volke - SVP, Chief Financial Officer
Gavin Bell - VP, Investor Relations
(205) 944-1312

HIBBETT REPORTS FOURTH QUARTER AND FISCAL 2023 RESULTS

•Q4 Comparable Sales Increase 15.5% Versus Prior Year; Comparable Sales Increase 39.6% Versus Q4 of Fiscal 2020 (pre-pandemic)
•Full Year Comparable Sales Decline 2.2% Versus Prior Year; Comparable Sales Increase 40.9% Versus Fiscal 2020 (pre-pandemic)
•Q4 Diluted EPS of $2.91 Versus Prior Year Diluted EPS of $1.25

BIRMINGHAM, Ala. (March 3, 2023) - Hibbett, Inc. (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, provided financial results for its fourth quarter and full year ended January 28, 2023 (“Fiscal 2023”) and business updates.

Mike Longo, President and Chief Executive Officer, stated, “Hibbett delivered a solid performance for the fourth quarter of Fiscal 2023, highlighted by strong top line growth. Comparable sales improved 15.5% over the fourth quarter last year, marking a positive finish to Fiscal 2023. We were pleased to reach a record $1.7 billion in annual sales for the year. Our sales for the fourth quarter and full year reflect continued high demand for our popular footwear brands as consumers continued to pay premium prices for the latest product launches. We were especially pleased with the strong performance in our e-commerce business, which continues to account for a greater percentage of our overall sales than the prior year. Our premium omni-channel platform offers an efficient shopping and delivery experience for our customers, and we remain excited about the opportunities for continued expansion.”

Mr. Longo continued, “Hibbett has demonstrated impressive growth in sales over the last three years, creating a solid foundation to continue to build upon in the years ahead. At the same time, we have expanded our geographic footprint and met our goal to achieve annual net new store growth of 30-40 units, adding 37 net new stores this past year. We are fortunate to have strong vendor partnerships that ensure we have the inventory to support customer demand across our sales channels. We have also continued to make critical investments in our infrastructure, both in the latest technologies to enhance the omni-channel functionality and through updates to our physical stores to showcase the latest merchandising that appeals to our fashion-conscious customers. Above all, we are focused on providing a compelling, quality product mix backed by best-in-class customer service regardless of the channel our customers shop.”

Mr. Longo concluded, “As we look ahead to Fiscal 2024, we believe there are several headwinds including inflation, higher interest rates and a more promotional retail environment. We anticipate consumers will be more cautious in their discretionary spending and while we still feel our unique assortment of high demand footwear will drive traffic and sales, margins are expected to be negatively impacted. Hibbett has a proven business model and a strategy to leverage our model and extend our market reach. We will continue our store expansion efforts and believe there are significant opportunities to expand our coverage in more underserved areas in both existing and new markets. We look forward to the opportunities to continue building our Hibbett and City Gear brands and deliver greater value to our customers and shareholders in the future.”

Fourth Quarter Results

Net sales for the 13-weeks ended January 28, 2023, increased 19.6% to $458.3 million compared with $383.3 million for the 13-weeks ended January 29, 2022. Comparable sales increased 15.5% versus the prior year and increased 39.6% compared to the 13-weeks ended February 1, 2020 (“Fiscal 2020”), the most relevant comparable period prior to the COVID-19 pandemic.

Brick and mortar comparable sales increased 14.3% while e-commerce comparable sales increased 21.4% on a year-over-year basis. In relation to the 13-weeks ended February 1, 2020, brick and mortar comparable sales increased 32.6% and e-commerce sales grew 79.8%. E-commerce represented 17.4% of total net sales for the 13-weeks ended January 28, 2023, compared to 17.1% for the 13-weeks ended January 29, 2022, and 14.2% for the 13-weeks ended February 1, 2020.

Gross margin was 35.2% of net sales for the 13-weeks ended January 28, 2023, compared with 35.1% of net sales for the 13-weeks ended January 29, 2022. The slight increase was driven by approximately 30 basis points of store occupancy leverage, approximately 25 basis points resulting from lower freight costs, and approximately 15 basis points of efficiency gains in our logistics operations. These favorable factors were largely offset by a decline in average product margin of approximately 60 basis points due to increased promotional activity.

Store operating, selling and administrative (“SG&A”) expenses as a percent of net sales were 21.6% of net sales for the 13-weeks ended January 28, 2023, compared with 26.4% of net sales for the 13-weeks ended January 29, 2022. The decrease of approximately 475 basis points is primarily the result of leverage from the year-over-year sales increase. Expense categories that were favorable to the prior year as a percent of sales included incentive compensation, professional fees, advertising, and repairs and maintenance.

Net income for the 13-weeks ended January 28, 2023, was $38.4 million, or $2.91 per diluted share, compared to $17.7 million, or $1.25 per diluted share for the 13-weeks ended January 29, 2022.

During the fourth quarter, we opened 9 new stores and closed 2 stores, bringing the store base to 1,133 in 36 states as of January 28, 2023.

We ended the fourth quarter of Fiscal 2023 with $16.0 million of available cash and cash equivalents on our unaudited condensed consolidated balance sheet and $36.3 million of debt outstanding. Effective February 28, 2023, we replaced our former $125 million unsecured credit facility with a new $160 million unsecured credit facility. This new credit facility increases our financial strength and provides us with greater operational flexibility.

Inventory as of January 28, 2023, was $420.8 million, a 90.2% increase compared to the prior year fourth quarter.

During the 13-weeks ended January 28, 2023, the Company repurchased 5,357 shares of common stock for a total expenditure of $0.4 million, which consisted solely of shares acquired from holders of restricted stock unit awards (“RSUs”) to satisfy tax withholding requirements. The Company also paid a quarterly dividend equal to $0.25 per outstanding common share that resulted in a cash outlay of $3.2 million.

Capital expenditures during the 13-weeks ended January 28, 2023, were $15.4 million compared to $27.3 million in the 13-weeks ended January 29, 2022.

Fiscal 2023 Year Results

Net sales for the 52-weeks ended January 28, 2023, increased 1.0% to $1.71 billion compared with $1.69 billion for the 52-weeks ended January 29, 2022. Comparable sales decreased 2.2% versus the 52-weeks ended January 29, 2022, but increased 40.9% compared to the 52-weeks ended February 1, 2020.

Brick and mortar comparable sales decreased 4.9% and e-commerce sales increased 14.0% compared to the 52-weeks ended January 29, 2022. In relation to the 52-weeks ended February 1, 2020, brick and mortar comparable sales increased 31.5% and e-commerce sales grew 115.5%. E-commerce represented 15.6% of total net sales in the

52-weeks ended January 28, 2023, compared to 13.8% in the 52-weeks ended January 29, 2022, and 10.4% in the 52-weeks ended February 1, 2020.

Gross margin was 35.2% of net sales for the 52-weeks ended January 28, 2023, compared with 38.2% of net sales for the 52-weeks ended January 29, 2022. The approximate 300 basis point decline was primarily due to lower average product margin of approximately 195 basis points, approximately 65 basis points resulting from higher freight and transportation costs and deleverage of store occupancy costs of approximately 65 basis points. These unfavorable impacts to gross margin were partially offset by expense leverage of approximately 25 basis points in our logistics operations.

SG&A expenses were 22.8% of net sales for the 52-weeks ended January 28, 2023, compared with 22.6% of net sales for the 52-weeks ended January 29, 2022. The approximate 20 basis point increase is primarily the result of deleverage in wages and related employee benefits.

Net income for the 52-weeks ended January 28, 2023, was $128.1 million, or $9.62 per diluted share, compared to $174.3 million, or $11.19 per diluted share for the 52-weeks ended January 29, 2022.

During the 52-weeks ended January 28, 2023, the Company repurchased 848,591 shares of common stock for a total expenditure of $40.9 million, including 51,558 shares acquired from holders of RSUs to satisfy tax withholding requirements of $2.4 million. The Company also paid a recurring quarterly dividend that resulted in a cash outlay of $12.9 million.

Capital expenditures during the 52-weeks ended January 28, 2023, were $62.8 million compared to $71.2 million in the 52-weeks ended January 29, 2022. Current year capital expenditures were predominantly related to store initiatives including new store openings, relocations, expansions, remodels and technology upgrades.

Full Year Fiscal 2024 Outlook

Please note that the fiscal year ending February 3, 2024 (“Fiscal 2024”), will have 53 weeks versus 52 weeks in Fiscal 2023. We expect to continue facing a number of business and economic challenges in Fiscal 2024. These challenges include inflation, an increased promotional environment, wage pressures, higher interest rates, intermittent supply chain disruptions, a more cautious consumer and ongoing geopolitical conflicts. These factors contribute to the complexity and volatility in forecasting Fiscal 2024 results.

Considering the factors noted above, we are providing an overview of our estimated results for Fiscal 2024. Additional commentary and insight will be provided at our upcoming fourth quarter and full year investor call.

Sales Guidance

•Total net sales, including the impact of the 53rd week, are anticipated to be up mid-single digits compared to our Fiscal 2023 results. The 53rd week is expected to be approximately 1.0% of full year sales. We anticipate full year sales will break down as follows: approximately 26.0% in the first quarter; approximately 22.0% in the second quarter; approximately 24.0% in the third quarter; and approximately 28.0% in the fourth quarter. Overall sales forecasts and the cadence by quarter are based on current assumptions regarding the timing of inventory receipts and launch events. These assumptions are subject to significant volatility.
•Comparable sales are expected to grow in the low-single digit range for the year. Brick and mortar comparable sales are expected to increase in the flat to low-single digit range while e-commerce revenue is anticipated to be up in the high-single digit range. It is anticipated that total comparable sales in the first half of the year will increase in the low to mid-single digit range and will be flat to up low-single digits in the second half of the year.
•Net new store growth is expected to be in the range of 40 to 50 stores with new units relatively evenly spread throughout the year.

Additional Guidance

•As a result of an increased promotional environment, a higher mix of e-commerce sales, potential supply chain disruptions and inflationary pressure on certain store occupancy costs, gross margin as a percent of net sales is anticipated to decline by approximately 20 to 30 basis points compared to Fiscal 2023 results. This expected full year gross margin range of 34.9% to 35.0% as a percent of net sales remains above pre-pandemic levels.
•SG&A as a percent of net sales is expected to increase by approximately 40 to 50 basis points in comparison to Fiscal 2023 results due to new store growth, wage inflation, increased incentive compensation and an increase in data and transaction processing fees. The expected full year SG&A expense range of 23.2% to 23.3% as a percent of net sales remains below pre-pandemic levels. SG&A as a percent of sales is expected to be lower in the first and fourth quarters and higher in the second and third quarters due to the anticipated sales mix noted previously.
•Operating profit is expected to be in the range of 9.0% to 9.3% as a percent of sales, also remaining above pre-pandemic levels.
•It is anticipated there will be debt outstanding under our line of credit for a majority of the year. We believe borrowings will be more significant in the first half of the year as current inventory levels are not expected to decline significantly until after the back-to-school season. Interest expense for the full year is projected to be approximately 25 to 30 basis points of net sales.
•Diluted earnings per share are anticipated to be in the range of $9.50 to $10.00 using an estimated full year tax rate of 24.0% and an estimated weighted average diluted share count of 12.7 million.
•Due to the low sales volume expected in the 53rd week, we do not believe this extra week will have a material impact on operating profit or net income in Fiscal 2024.
•Capital expenditures are anticipated to be in the range of $60 to $70 million dollars with the largest share of this investment focused on new store growth, remodels, relocations, new store signage and improving the consumer experience.
•Our capital allocation strategy continues to include share repurchases and recurring quarterly dividends in addition to the capital expenditures noted above.

Investor Conference Call and Simulcast

Hibbett, Inc. will host a webcast at 10:00 a.m. ET on Friday, March 3, 2023, to discuss the Company’s fourth quarter and full year results. The webcast of Hibbett’s earnings review and a slide deck of supporting information that will be referenced during the webcast will be available at https://investors.hibbett.com/ under the News & Events section. A replay of the webcast will be available for 30 days.

About Hibbett, Inc.

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,133 Hibbett, City Gear and Sports Additions specialty stores located in 36 states nationwide as of January 28, 2023. Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan and adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com. Follow us @hibbettsports and @citygear on Facebook, Instagram and Twitter.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as Fiscal 2024 outlook, future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, our effective tax rate and other such matters, are forward-looking statements. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, or performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect overall consumer spending or our industry; changes to the financial health of our customers; our ability to successfully execute our long-term strategies; our ability to effectively drive operational efficiency in our business; the potential impact of new trade, tariff and tax regulations on our profitability; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; the impact of public health crises or other significant or catastrophic events such as extreme weather, natural disasters or climate change; fluctuations in the costs of our products; acceleration of costs associated with the protection of the health of our employees and customers; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to successfully manage or realize expected results from an acquisition, and other significant investments or capital expenditures; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract key talent and retain the services of our senior management and key employees.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in our most recent Annual Report on Form 10-K and other reports the Company files with the Securities and Exchange Commission. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	13-Weeks Ended				52-Weeks Ended
	January 28, 2023		January 29, 2022		January 28, 2023		January 29, 2022
		% to Sales		% to Sales		% to Sales		% to Sales
Net sales	$458,295		$383,348		$1,708,316		$1,691,184
Cost of goods sold	297,109	64.8%	248,751	64.9%	1,106,415	64.8%	1,044,777	61.8%
Gross margin	161,186	35.2%	134,597	35.1%	601,901	35.2%	646,407	38.2%
SG&A expenses	99,042	21.6%	101,086	26.4%	389,563	22.8%	382,414	22.6%
Depreciation and amortization	11,457	2.5%	10,408	2.7%	43,919	2.6%	35,827	2.1%
Operating income	50,687	11.1%	23,103	6.0%	168,419	9.9%	228,166	13.5%
Interest expense, net	555	0.1%	83	—%	1,455	0.1%	274	—%
Income before provision for income taxes	50,132	10.9%	23,020	6.0%	166,964	9.8%	227,892	13.5%
Provision for income taxes	11,708	2.6%	5,361	1.4%	38,907	2.3%	53,579	3.2%
Net income	$38,424	8.4%	$17,659	4.6%	$128,057	7.5%	$174,313	10.3%

Basic earnings per share	$3.00		$1.30		$9.89		$11.63
Diluted earnings per share	$2.91		$1.25		$9.62		$11.19

Weighted average shares outstanding:
Basic	12,790		13,594		12,951		14,993
Diluted	13,186		14,083		13,315		15,582

Percentages may not foot due to rounding.

HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(Dollars in thousands)

	January 28, 2023	January 29, 2022
Assets
Cash and cash equivalents	$16,015	$17,054
Inventories, net	420,839	221,219
Other current assets	36,201	38,741
Total current assets	473,055	277,014

Property and equipment, net	169,476	145,967
Operating right-of-use assets	263,391	243,751
Finance right-of-use assets	2,279	2,186

Tradename intangible asset	23,500	23,500
Deferred income taxes, net	3,025	7,187
Other assets, net	4,434	3,612
Total assets	$939,160	$703,217

Liabilities and Stockholders’ Investment
Accounts payable	$190,648	$85,647
Credit facility	36,264	—
Operating lease obligations	72,544	68,521
Finance lease obligations	1,132	975
Other accrued expenses	27,164	39,721
Total current liabilities	327,752	194,864

Long-term operating lease obligations	229,388	212,349
Long-term finance lease obligations	1,305	1,427
Other noncurrent liabilities	4,484	3,062
Stockholders’ investment	376,231	291,515
Total liabilities and stockholders’ investment	$939,160	$703,217

HIBBETT, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	13-Weeks Ended		52-Weeks Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Sales Information
Net sales increase	19.6%	1.7%	1.0%	19.1%
Comparable sales increase (decrease)	15.5%	(1.0)%	(2.2)%	17.4%

Store Count Information
Beginning of period	1,126	1,086	1,096	1,067
New stores opened	9	12	43	36
Stores closed	(2)	(2)	(6)	(7)
End of period	1,133	1,096	1,133	1,096
Estimated square footage at end of period (in thousands)	6,424	6,198

Balance Sheet Information
Average inventory per store (in thousands)	$371	$202

Share Repurchase Information
Shares purchased under our stock repurchase program	—	416,891	797,033	3,370,751
Cost (in thousands)	$—	$29,500	$38,458	$267,826
Settlement of net share equity awards	5,357	850	51,558	46,095
Cost (in thousands)	$365	$80	$2,446	$3,257

Dividend Information
Number of declarations	1	1	4	3
Cash paid (in thousands)	$3,182	$3,406	$12,881	$10,939
Total paid per share	$0.25	$0.25	$1.00	$0.75